Exhibit 14

Amended and Restated

Code of Business Conduct and Ethics

Introduction

Purpose and Scope

The Board of Directors of StockerYale, Inc. (together with its subsidiaries), established this Code of Business Conduct and Ethics to aid StockerYale’s directors, officers and employees in making ethical and legal decisions when conducting StockerYale’s business and performing their day-to-day duties.

This Code is intended to enunciate general principles to guide the conduct of StockerYale’s directors, officers and employees. At all times when acting on behalf of StockerYale’s, directors, officers and employees should strive to conduct StockerYale’s business in an honest and ethical manner.

StockerYale’s Audit Committee of the Board is responsible for administering this Code. The Board of Directors has delegated day-to-day responsibility for administering and interpreting this Code to Marianne Molleur as our Compliance Officer.

Standards of Conduct

Compliance with Laws, Rules and Regulations

StockerYale seeks to conduct its business in compliance with applicable laws, rules and regulations. No director, officer or employee shall engage in any unlawful activity in conducting StockerYale’s business or in performing his or her day-to-day company duties, nor shall any director, officer or employee instruct others to do so.

Protection and Proper Use of StockerYale’s Assets

Loss, theft and misuse of StockerYale’s assets have a direct impact on StockerYale’s business and its profitability. Employees, officers and directors are expected to protect StockerYale’s assets that are entrusted to them and to protect StockerYale’s assets in general. Employees, officers and directors are also expected to take steps to ensure that StockerYale’s assets are used only for legitimate business purposes.

Corporate Opportunities

Employees, officers and directors owe a duty to StockerYale to advance its legitimate business interests when the opportunity to do so arises. Each employee, officer and director is prohibited from:

•	diverting to himself or herself or to others any opportunities that are discovered through the use of StockerYale’s property or information or as a result of his or her position with StockerYale.

•	using StockerYale’s property or information or his or her position for improper personal gain, or

•	competing with the Company.

Confidentiality

Confidential information generated and gathered in StockerYale’s business plays a vital role in StockerYale’s business, prospects and ability to compete. “Confidential information” includes all non public information that might be of use to competitors or harmful to the Company or its customers if disclosed. Directors, officers and employees may not disclose or distribute StockerYale’s confidential information, except when disclosure is authorized by StockerYale or required by applicable law, rule or regulation or pursuant to an applicable legal proceeding. Directors, officers and employees shall use confidential information solely for legitimate company purposes. Directors, officers and employees must return all of StockerYale’s confidential and/or proprietary information in their possession to StockerYale when they cease to be employed by or to otherwise serve StockerYale.

Fair Dealing

Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with customers and suppliers is a part of the foundation for long-term success. However, unlawful and unethical conduct, which may lead to short-term gains, may damage a company’s reputation and long-term business prospects. Accordingly, it is StockerYale’s policy that directors, officers and employees must endeavor to deal ethically and lawfully with StockerYale’s customers, suppliers, competitors and employees in all business dealings on StockerYale’s behalf. No director, officer or employee should take unfair advantage of another person in business dealings on StockerYale’s behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts.

Accuracy of Records

The integrity, reliability and accuracy in all material respects of StockerYale’s books, records and financial statements are fundamental to StockerYale’s continued and future business success. No director, officer or employee may cause StockerYale to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no director, officer or employee may create any false or artificial documentation or book entry for any transaction entered into by StockerYale. Similarly, officers and employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on StockerYale’s books and records.

Quality of Public Disclosures

StockerYale is committed to providing its shareholders with accurate information about its financial condition and results of operations in accordance with the securities laws of the United States. It is StockerYale’s policy that the reports and documents it files with or submits to the Securities and Exchange Commission and its earnings releases and similar public communications, include full, fair, timely and understandable disclosure. Officers and employees who are responsible for these filings and disclosures, including StockerYale’s principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled. StockerYale’s senior management is primarily responsible for monitoring StockerYale’s public disclosure.

Conflicts of Interest

Directors, officers and employees of StockerYale should avoid situations that present a potential or actual conflict between their personal interests and StockerYale’s interests. While StockerYale recognizes and respects the right of its directors, officers and employees to engage in outside activities, these activities may not impair or interfere with the performance of their duties to StockerYale or their ability to act in StockerYale’s best interests.

A “conflict of interest” occurs when a personal interest of a director, officer or employee interferes with StockerYale’s interests. Conflicts of interest may arise in many situations. For example, conflicts of interest can arise when a director, officer or employee takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in StockerYale’s best interests. Conflicts of interest may also occur when a director, officer or employee or his or her immediate family member receives some personal benefit as a result of the director’s, officer’s or employee’s position with StockerYale.

Some specific prohibited examples of conflicts are accepting or offering bribes and kickbacks; accepting gifts that could cause you to feel an obligation; and investing in or providing services to other companies that compete, do business, or are negotiating to do business with StockerYale.

Any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer. The Compliance Officer may notify the Board of Directors or a committee thereof as he or she deems appropriate. Actual or potential conflicts of interest involving a director, executive officer or member of the Finance Department may be disclosed directly to the Chairman of the Board of Directors.

Harassment and Sexual Harassment

StockerYale supports a workplace that is free from unlawful harassment. We expect that all directors, officers, and employees will treat each other with fairness and respect. Harassment on the basis of race, color, national origin, religion, gender, disability, sexual orientation or as otherwise prohibited under applicable law, will not be tolerated and is strictly prohibited. Harassment includes, without limitation, verbal harassment (derogatory statements, slurs, epithets), physical harassment (assault, physical interference), visual harassment (cartoons, drawings, postings, e-mail) and innuendo.

All directors, officers, and employees are strictly prohibited from sexually harassing and making improper or unwelcome sexual advances toward other employees. This prohibition includes not only supervisor-subordinate actions but also applies to actions between co-workers or others on Company premises with whom employees have regular contact, such as independent contractors and vendors. In addition, StockerYale prohibits anyone from encouraging, condoning or otherwise permitting sexual harassment. Sexual harassment is unwelcome sexual advances, requests for sexual favors or other conduct of a sexual nature that (1) is made a term or condition of employment, (2) is used as the basis of employment or advancement decisions, or (3) has the purpose or effect of unreasonably interfering with work or creating an intimidating, hostile or offensive work environment.

Drug Free Workplace

StockerYale is a drug-free workplace and prohibits the illicit use, possession, sale, conveyance, distribution, or manufacture of illegal drugs, or controlled substances in any amount or in any manner. Any violation of this policy will results in disciplinary action, up to and including termination and referral for criminal prosecution. In addition, StockerYale prohibits the abuse of alcohol or prescription drugs while performing your job duties on StockerYale premises.

Securities Trading

United States Federal and state securities laws prohibit the purchase or sale of securities, such as StockerYale common stock, while in the possession of material non-public information. Disclosing such information, whether intentionally, carelessly or negligently to others who trade in such securities in light of that information is referred to as “tipping” and is also prohibited by these laws. If any director, officer, or employee of StockerYale has material non-public information relating to StockerYale, it is our policy that neither that person nor any person who shares the same household may buy, sell or otherwise transfer securities of StockerYale or engage in any other action to take advantage of, or pass on to others (“tipping”), that information. This policy also applies to trading in the securities of other companies, including our partners, customers and suppliers, while in possession of material non-public information relating to the other company.

Directors, officers, and senior management of StockerYale will be subject to additional restrictions relating to trading in StockerYale securities, including “black out” periods, that may be promulgated from time to time.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (FCPA) is a criminal bribery law with severe penalties that makes it illegal to pay authorize, or promise or offer a corrupt payment (or anything of value) directly or indirectly to a “foreign government official” for the purpose of causing the government official to act or fail to act or otherwise use his or her influence to assist StockerYale in obtaining, retaining or directing business.

Without the advance written approval of the Compliance Officer and our legal counsel, employees are not permitted to promise, authorize, offer or make any payment, including for travel, lodging or entertainment, in money, products or services, directly or indirectly, to any “foreign government official “ (defined broadly). In addition, the Compliance Officer and our legal counsel should be consulted before StockerYale hires any foreign agent, representative or consultant.

Antitrust Laws

Antitrust laws are designed to protect the free market and encourage competition. Violating these laws can have very severe consequences not only for StockerYale, but also for individual employees (including civil and criminal penalties). You should always consult our legal counsel before entering into any agreement, or even sharing information, with competitors. The following types of agreements between competitors are almost always illegal: setting prices (you should not exchange price, or other competitively sensitive information, with competitors without first checking with legal counsel); allocating markets and customers; and boycotting (you should not agree to exclude other competitors or agree with competitors to boycott suppliers or customers).

You also need to be careful in entering agreements with our customers and suppliers that may raise antitrust issues. The following agreements are presumed to be illegal: fixing resale prices (you should not agree with customers on the minimum price which they will re-sell our product or service); and tying products (you should not require a customer to purchase a product that it does not want in order to buy the product it does want).

Political Activities and Solicitations

No StockerYale funds or resources may be, directly or indirectly, given to, or used on behalf of, any political party or organization. You are free to contribute and donate your personal resources in any manner consistent with federal, state and local laws. Solicitations in any sort that are coercive in nature are prohibited and should be immediately reported to the Compliance Officer.

A Note About Other Obligations

StockerYale’s directors, officers and employees generally have other legal and contractual obligations to StockerYale. This Code is not intended to reduce, limit or otherwise modify the other obligations that you may have to StockerYale. Instead, the standards in this Code should be viewed as the minimum standards that StockerYale expects from its directors, officers and employees in the conduct of StockerYale’s business.

Compliance Procedures

Monitoring Compliance and Disciplinary Action

StockerYale’s management, under the supervision of its Board of Directors shall take reasonable steps from time to time to (i) monitor compliance with this Code, including the establishment of monitoring systems that are reasonably designed to investigate and detect conduct in violation of this Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of this Code.

Disciplinary measures for violations of this Code may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.

Reporting Concerns/Receiving Advice

If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate this Code, he or she should bring the matter to the attention of the Compliance Officer.

The best starting point for an officer or employee seeking advice on ethics related issues or reporting potential violations of this Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter directly with the Compliance Officer.

Communication Alternatives. Any officer or employee may communicate with the Compliance Officer by any of the following methods:

•	In writing, addressed to the Compliance Officer, either by facsimile to 603-898-8851 or by U.S. mail to 32 Hampshire Rd., Salem, NH 03079;

•	By email to mmolleur@stockeryale.com (anonymity cannot be maintained).

•	By telephone: (603) 870-8245 direct line.

Reporting Accounting and Similar Concerns. Any concerns or questions regarding potential violations of this Code, other company policy or procedure or applicable law, rules or regulations which involve accounting, internal accounting controls or auditing matters should be directed to the Audit Committee or a designee of the Audit Committee. Officers and employees may communicate with the Audit Committee or its designee:

•	in writing to: Steven Karol, c/o Watermill Ventures, 800 South Street, Waltham, MA 02154.

Officers and employees may use either of these methods to communicate anonymously with the Audit Committee.

Misuse of Reporting Channels. Employees may not use these reporting channels in bad faith or in a false or frivolous manner.

Anonymity in Reporting

When reporting suspected violations of this Code, StockerYale prefers that officers and employees identify themselves in order to facilitate StockerYale’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, StockerYale also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

If an officer or employee wishes to remain anonymous, he or she may do so, and StockerYale will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, StockerYale may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit StockerYale to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

No Retaliation

StockerYale expressly forbids any retaliation against any officer or employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

Waivers and Amendments

No waiver of any provisions of this Code for the benefit of a director or an executive officer (which includes without limitation, for purposes of this Code, StockerYale’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors, and (ii) such waiver, and the reasons for the waiver, is disclosed to StockerYale’s shareholders in a Current Report on Form 8-K filed with the Securities and Exchange Commission within five days.

Any waivers of this Code for other employees may be made by the Compliance Officer, the Board of Directors or, if permitted, a committee thereof.

All amendments to this Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to StockerYale’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which StockerYale’s shares are traded or quoted, as the case may be.